150,000 Shares

                            SHARPER IMAGE CORPORATION

                                  Common Stock

    This prospectus relates to the public offering, which is not being underwritten, of 150,000 shares of our common stock which is held by one of our current stockholders.

    The prices at which such stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SHRP." On March 5, 1999, the closing price for the common stock was $12.00.

                                ----------------

    Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------


                  The date of this prospectus is March 8, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        (a) Annual Report on Form 10-K for the year ended January 31, 1998.

        (b) The Company's Quarterly Report on Form 10-Q for the three months ended April 30, 1998 and 1997, the six months ended July 31, 1998 and 1997, and the nine months ended October 31, 1998 and 1997; and

        (c) The description of Sharper Image common stock contained in its registration statement on Form 8-A filed May 6, 1987, including any amendments or reports filed for the purpose of updating such descriptions.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Tracy Y. Wan
        Executive Vice President and Chief Financial Officer
        Sharper Image Corporation
        650 Davis Street
        San Francisco, CA 94111
        (415) 445-6000

    You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         Sharper Image Corporation ("Sharper Image", "Company", "We", "Our") principal executive offices are located at 650 Davis Street, San Francisco, California 94111. Sharper Image's telephone number is (415) 445-6000.


                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and in the documents incorporated by reference to this prospectus.

We May Not Successfully Offer Attractive Merchandise to Our Customers

         In order to meet our strategic goals, we must successfully locate and offer to our customers new, innovative and high quality products to meet our customers' demands. Our product offerings must be affordable, useful to the customer, well made, distinctive in design, and not widely available from other retailers. We can not predict with certainty that we will successfully offer products that meet these requirements in the future.

         If other retailers, especially department stores or discount retailers, offer our products or similar products or if our products decline in popularity with customers, our sales of such products may decline or we may decide to offer such products at lower prices. If customers buy less of our products or if we have to reduce our prices, our revenues and profits will decline.

         In addition, we must offer our merchandise in sufficient quantities to meet the demands of our customers and deliver this merchandise to customers in a timely manner. We must be able to maintain sufficient inventory levels, particularly during peak selling seasons. Our future results may be affected if we are not successful in achieving these goals.

We May Not Successfully Design and Develop Proprietary Products

         We are increasingly dependent on the success of the products that we have designed and developed for our customers. We must design products that meet the demands of our customers and manufacture these products cost-effectively. In addition, we must manufacture such products in sufficient quantities to meet customer demand and deliver these products in a timely manner to customers. Our future results may be affected if we are not successful in achieving these goals.

We Face Certain Risks Associated with Expansion

         We plan to continue to increase the number of Sharper Image stores in the future in order to grow our revenues. Our ability to expand will depend in part on the following factors:

               *  availability of attractive store locations
               *  ability to negotiate favorable lease terms
               *  identifying customer demand in different geographies
               *  general economic conditions
               *  availability of sufficient funds for expansion

         As we continue to expand, there have been limited geographic areas where we have become concentrated. This could increase our exposure to customer demand, weather, competition, ability to distribute, and poor economic conditions in these regions. In addition, our catalog sales or existing store sales in a specific region may decrease as a result of new store openings.

         In order to continue our expansion, we will need to hire additional management and staff for our corporate offices and employees for each new store. We must also expand our management information systems and distribution systems to serve these new stores. If we are unable to hire necessary personnel or grow our existing systems, our expansion efforts may not succeed and our operations may suffer.

         Some of our expenses will increase with the opening of new stores. If store sales are inadequate to support these new costs, our profitability will decrease. For example, inventory costs will increase as we increase inventory levels to fulfill additional stores. We may not be able to manage this increased inventory without decreasing our profitability. We may need additional financing in excess of our current credit facility to be used for new store openings.
Furthermore, our current credit facility has various loan covenants we must comply with in order to maintain the credit facility. We can not predict with certainty that we will be successful in obtaining additional funds or new credit facilities on reasonable terms or at all.

We Are Dependent on the Success of our Advertising Efforts

         Our revenues depend in part in our ability to effectively market and advertise our products through The Sharper Image catalog and other advertising vehicles. Increases in advertising costs may limit our ability to advertise without reducing our profitability, but reduced advertising has a potential adverse effect on future results.

We Rely on Our Catalog Operations

         Our success depends in part on the success of our catalog operations, which we believe is achieved through the efficient targeting of our mailings, a high volume of prospect mailing, appropriate shifts in our merchandise mix and our ability to achieve adequate response rates to our mailings. Catalog mailings entail substantial paper, postage, merchandise acquisition and human resource costs, including costs associated with catalog development and increased inventories, virtually all of which are incurred prior to the mailing of each catalog. As a result, we are not able to adjust the costs being incurred in connection with a particular mailing to reflect the actual performance of the catalog. If, for any reason, we were to experience a significant shortfall in anticipated revenue from a particular mailing, and thereby not recover the costs associated with that mailing, our future results would be adversely affected. In addition, response rates to our mailings and, as a result, revenues generated by each mailing can be affected by factors such as consumer preferences, economic conditions, the timing and mix of catalog mailings and changes in the merchandise mix, several of which may be outside our control. Further, we have historically experienced fluctuations in the response rates to our catalog mailings. Our inability to accurately target the appropriate segment of the consumer catalog market or to achieve adequate response rates could result in lower sales, significant markdowns or write-offs of inventory, increased merchandise returns, and lower margins, which would adversely affect our future results.

Our Catalog Costs are Unpredictable

         Historically, a significant portion of our revenues have been from purchases made by customers from The Sharper Image catalog. Increases in the costs of producing and distributing the catalog may reduce the profitability of our catalog sales. Specifically, we may experience increases in postage, paper or shipping costs due to factors beyond our control. As a result, our future results may be adversely affected.

         We maintain a contract with Federal Express for the delivery of our merchandise. There can be no assurance that, once this contract expires or is terminated, the Company will be able to negotiate similar or better terms with Federal Express or another shipping company or that the resulting contract(s) will be on terms favorable to the Company. Any inability of the Company to secure suitable or commercially favorable contracts for the delivery of our merchandise could have an adverse effect on our future results.

Our New Business Lines and Acquisitions May Not Succeed

         In the past we have tested new lines of business that have not always proven profitable. We continually examine and evaluate all revenue divisions for profitability. For example, in the end of our 1996 fiscal year we discontinued our SPA Collections division and discontinued the mailing our Home Collection Catalog at the end of our 1998 fiscal year due to their lack of profitability. We may decide to develop new business lines or to acquire additional businesses in the future, and we cannot predict with certainty that such efforts will be successful. The failure of new business lines or acquisitions could hurt future results.

         We are pursuing opportunities to sell our products over the Internet. This is a new business and marketing strategy for us and involves certain risks and uncertainties. We may not succeed in achieving profitable orperations in marketing our products over the Internet.

Our Business is Seasonal in Nature

         Our business is highly seasonal, which reflects the general pattern of peak sales and earnings for the retail industry during the Christmas season. A substantial portion of our total revenues and all or most of our net earnings occur during our fourth quarter ending January 31. Our earnings during the other quarters of the year are generally lower and we have experienced losses in such periods. It is possible that we may experience similar losses in the future in such periods. If for any reason our sales were to be substantially below those normally expected during the winter quarter of our fiscal year, our annual results would be adversely affected. Due to this seasonality, the results for any one period may not be indicative of the results for the full fiscal year.

         In addition, like other retailers we typically make merchandising and purchasing decisions for the Christmas season well in advance of the holiday selling season. As a result, poor economic conditions and/or differences from projected customer demand for our products during the fourth quarter could result in lower revenues. During our 1996 and 1997 fiscal years, our total revenues for the fourth quarter ending January 31 accounted for more than 40% of total revenues for the full fiscal year.

We Depend on Our Vendors

         Our performance depends on our ability to purchase our products in sufficient quantities at competitive prices and on our vendors' ability to make and deliver high quality products in a cost effective, timely manner. Some of our smaller vendors have limited resources, production capacities and limited operating histories. We have no long-term purchase contracts or other contracts that provide continued supply, pricing or access to new products and any vendor or distributor could discontinue selling to us at any time. We can not assure you that we will be able to acquire the products we desire in sufficient quantities or on terms that are acceptable to us in the future. In addition, we cannot assure you that our vendors will make and deliver high quality products in a cost effective, timely manner. We may also be unable to develop relationships with new vendors. Our inability to acquire suitable products in a cost effective, timely manner or the loss of one or more key vendors could have a negative impact on our business.

We Face Certain Risks Relating to Customer Service and the Distribution of Our Products

         Our ability to provide customer service depends, to a large degree, on the efficient and uninterrupted operation of our two call centers. Any material disruption or slowdown in our order processing systems resulting from labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, or comparable events could cause delays in our ability to receive and distribute orders and may cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or refuse to receive goods on account of late shipments which would result in a reduction of net sales and could mean increased administrative and shipping costs. There can be no assurances that telephone call volumes will not exceed our present telephone system capacity and that, as a result, telephone answer delays and delays in placing orders will not occur. As our strategies depend in part on maintaining our reputation for levels of customer service substantially superior to that in the catalog industry, any impairment of our customer service reputation could have an adverse effect on our business.

         We conduct all of our distribution operations and all of our mail order processing fulfillment functions from a single facility in Little Rock, Arkansas. Any disruption in the operations at the distribution center could have a negative impact on our business. In addition, we rely upon third party carriers for our product shipments, including shipments to and from all of our stores. As a result, we are subject to certain risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. We are also dependent on temporary employees to adequately staff our distribution facility, particularly during busy period such as the Christmas season and while new stores are opening. We cannot assure you that we will continue to receive adequate assistance from our temporary employees, or that we will continue to have access to sufficient sources of temporary employees.

Results for Our Comparable Store Sales May Fluctuate

         A variety of factors affect our comparable store sales, including, among others:

             *  customer demand in different geographies
             *  our ability to efficiently source and distribute products
             *  changes in our product mix
             *  impact of competition
             *  general economic conditions

         Our comparable store sales have fluctuated significantly in the past and we believe that such fluctuations may continue. Our historic comparable store net sales changes were as follows:

                                                        Percentage
             Fiscal Year                            Increase (Decrease)
             -----------                            -------------------
             1995                                           3.3
             1996                                          (2.1)
             1997                                           1.1
             Nine months ended                              3.1
                October 31, 1998

         These historic results are not necessarily indicative of future results, and we cannot assure you that our comparable store sales results will not decrease in the future. Any changes in our comparable store sales results could impact our future operating performance and cause the price of the common stock to fluctuate.


We Experience Intense Competition in Our Markets

         We operate in a highly competitive environment. We principally compete with a variety of department stores, sporting goods stores, discount stores, specialty retailers and other catalogs that offer products similar to or the same as our products. Many of our competitors are larger companies with greater financial resources, a wider selection of merchandise and a greater inventory availability. Increased competition could have a negative impact on our business.

We May Fail to Anticipate and Adapt to Changing Consumer Trends

         Our success depends on our ability to anticipate and respond to changing product trends and consumer demands in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot always be predicted with certainty and may change between sales seasons. If we misjudge either the market for our products or our customers' purchasing habits, our sales may decline or we may be required to sell our products at lower prices. This would result in a negative impact on our business.

Poor Economic Conditions May Hurt Our Business

         Certain economic conditions affect the level of consumer spending on our products, including, among others, the following:

            *  general business conditions
            *  interest rates
            *  taxation
            *  consumer confidence in future economic conditions

Poor economic conditions and any related decline in consumer demand for discretionary items such as our products could result in a negative impact on our business.

We do purchase merchandise from foreign entities and use foreign manufacturers on a contract basis for Sharper Image Design proprietary products and other private label products. Therefore there are potential international risk factors relating to vendors and manufacturers. The large majority of these foreign entities are in the Far East, where political, social, legal, and economic risks could negatively impact our business. Additionally, foreign weather and product transportation problems could affect our ability to maintain adequate inventory levels and adversely affect our future results.

We are Dependent on Certain Key Personnel

         Our success depends to a significant extent upon the abilities of our senior management, including without limitation, Richard Thalheimer, our founder, President and Chief Executive Officer. The loss of the services of any of these members of senior management or of certain other key employees could have a significant adverse effect on our business. We maintain key man insurance on Mr. Thalheimer in the amount of $15 million. In addition, our performance will depend upon our ability to attract and retain qualified management, merchandising and sales personnel. There can be no assurance that Mr. Thalheimer and the other members of our existing management team will be able to manage our company or our growth or that we will be ability to attract and hire additional qualified personnel as needed in the future.

We are Controlled by a Single Stockholder

         Upon completion of this offering, Richard Thalheimer will beneficially own approximately 54% of all of the outstanding shares of the common stock of our company. As a result, Mr. Thalheimer will continue to be able to elect the entire Board of Directors and control the corporate actions of our company.

Our Common Stock Prices are Volatile

         Our common stock is quoted on the Nasdaq National Market, which has experienced and is likely to experience in the future significant price and volume fluctuations which could reduce the market price of the common stock without regard to our operating performance. In addition, we believe that any of the factors could cause the price of the common stock to fluctuate substantially:

           *   quarterly fluctuations in our comparable store sales
           *   announcements by other accessory and gift item retailers
           *   the trading volume of our common stock in the public market
           *   general economic conditions
           *   financial market conditions

Risks Associated with the Year 2000 Problem

         We recognize that the arrival of the year 2000 poses a unique worldwide challenge to the ability of all systems to recognize the date change from December 31, 1999 to January 1, 2000. The year 2000 issue could result, at our company and elsewhere, in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or to engage in other normal business activities. We have assessed our computer and business processes and we are reprogramming our computer applications to provide for their continued functionality. We are currently assessing the readiness of the external entities with which we interface.

         We are presently unable to assess the likelihood that we will experience operational problems due to unresolved year 2000 problems of third parties that we do business with. We cannot assure you that other entities will achieve timely year 2000 compliance; and if they do not, year 2000 problems could have an adverse impact on our operations. Where commercially reasonable to do so, we intend to assess our risks with respect to failure by third parties to be year 2000 compliant and to seek to mitigate those risks. If we cannot achieve such mitigation, year 2000 problems could have an adverse impact on our operations.

         The estimated cost for this project is between $500,000 and $1,000,000, and is being funded through operating cash flows. We will incur operating costs related to year 2000 compliance projects over several quarters and we will expense such costs as incurred. Through October 31, 1998, we have incurred approximately $250,000 on work related to year 2000 compliance.

         Our estimates of the costs of achieving year 2000 compliance and the date by which year 2000 compliance will be achieved are based on management's best estimates, which were derived using numerous assumptions about future events including the continued availability of certain resources, third party modification plans and other factors. However, we cannot assure you that these estimates will be achieved, and actual results could differ materially from these estimates. Specific factors that might cause such material differences include, but are not limited to the following:

      *  the  availability   and  cost  of  personnel   trained  in  year  2000
         remediation work
      *  the ability to locate and correct all computer codes
      *  our vendors and suppliers success in reaching year 2000 readiness
      *  he timely availability of necessary replacement items

         We presently believe that the most reasonably likely worst-case scenarios that we might confront with respect to year 2000 issues have to do with third parties not being year 2000 compliant. We are presently evaluating vendor and customer compliance and will develop contingency plans, such as alternate vendor opportunities, after obtaining compliance evaluations. We intend to develop contingency plans by September 1999.

Merchandise Returns

         As part of our customer service commitment, we maintain a liberal merchandise return policy which allows customers to return any merchandise. As with industry practice, we make allowances for catalog sales in our financial statements for anticipated merchandise returns based on historical return rates. We cannot assure you that actual merchandise returns will not exceed our allowances. In addition, because our allowances are based on historical return rates, there can be no assurance that the introduction of new merchandise in our stores or catalogs or the opening of new stores, the introduction of new catalogs, changes in the merchandise mix or other factors will not cause actual returns to exceed return allowances. Any significant increase in merchandise returns or merchandise returns that exceed our allowances could adversely affect our future results.

Anti-Takeover Provisions

         We are a Delaware corporation. The Delaware General Corporation Law contains certain provisions that may discourage, delay or make a change in control of our company more difficult or prevent the removal of incumbent directors. In addition, our Certificate of Incorporation and Bylaws contain certain provisions that have the same effect. These provisions may have a negative impact on the price of our common stock and may discourage third-party bidders from making a bid for our company or may reduce any premiums paid to shareholders for their common stock.

                              PLAN OF DISTRIBUTION

    Sharper Image is registering all 150,000 shares on behalf of a selling stockholder, The CIT Group/Business Credit Inc. All of the shares will be issued upon exercise of warrants to acquire shares of our common stock issued in connection with our financing agreement with The CIT Group/Business Credit Inc. Sharper Image will receive no proceeds from this offering. The CIT
Group/Business Credit Inc. or pledgees, donees, transferees or other successors-in-interest selling shares received from such selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (collectively, the "Selling Stockholder") may sell the shares from time to time. The Selling Stockholder will act independently of Sharper Image in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

    o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    o   purchases  by  a   broker-dealer   as  principal   and  resale  by  such
        broker-dealer for its account pursuant to this prospectus,

    o   an exchange distribution in accordance with the rules of such exchange,

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    o   in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in the resales.

    The Selling Stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholder. Some or all of the shares covered by this registration statement may be sold to cover short positions in the open market. The Selling Stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholder may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder. Sharper Image will make copies of this prospectus available to the Selling Stockholder and has informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholder has agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

    The Selling Stockholder has had a relationship as a lender providing financing through a credit facility to Sharper Image. The CIT Group/Business Credit Inc. currently beneficially owns 150,000 shares, which represents less than 1% of the outstanding shares of our company. The shares offered by this prospectus may be offered from time to time by the Selling Stockholder. The Selling Stockholder currently intends to sell all of these shares.


                                  LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for Sharper Image by Brobeck, Phleger & Harrison LLP, San Francisco, California.


                                     EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the three-month periods ended April 30, 1998 and 1997, the six-month periods ended July 31, 1998 and 1997 and the nine-month periods ended October 31, 1998 and 1997, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the periods stated above and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

=======================================  =======================================


We have not  authorized  any  person to
make a statement that differs from what
is in this  prospectus.  If any  person
does make a statement that differs from
what is in this prospectus,  you should
not rely on it. This  prospectus is not       SHARPER IMAGE CORPORATION
an offer to sell,  nor is it seeking an
offer to buy,  these  securities in any
state in which the offer or sale is not
permitted.   The  information  in  this
prospectus  is complete and accurate as
of its date,  but the  information  may
change after that date.


                                                    150,000 Shares
            ----------------                        of Common Stock


                                                   ----------------

                                                      PROSPECTUS

           TABLE OF CONTENTS                       ----------------



                                   Page
                                   ----
Where You can Find More
  Information....................... 2
The Company ........................ 3
Risk Factors........................ 3               March 8, 1999
Plan of Distribution................ 8
Selling Shareholders ............... 10
Legal Matters ...................... 10
Experts .............................10



=======================================  =======================================

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